SCHEDULE 13D/A

CUSIP No: 290890102

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

Date of Transaction	Shares Purchased(Sold)	Price per Share
12/17/2007	3,415	24.88
12/18/2007	12,285	25.21
12/19/2007	100	25.28